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                                                                       EXHIBIT 5

             Opinion and Consent of Brobeck, Phleger & Harrison LLP




                                  May 29, 1997


i2 Technologies, Inc.
909 E. Las Colinas Blvd.
16th Floor
Irving, Texas  75039

                  Re:      Registration Statement for Offering of
                           an aggregate of 956,085 Shares of Common Stock

Ladies and Gentlemen:

                  We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 276,247 shares of the Common Stock of i2 Technologies, Inc. (the "Company") under the Think Systems Corporation 1997 Incentive Stock Option Plan, (ii) 501,508 shares of the Company's Common Stock under the Think Systems Corporation 1996 Incentive Stock Option Plan, (iii) 106,685 shares of the Company's Common Stock under the Optimax Systems Corporation Stock Option Plan, and (iv) 71,645 shares in the aggregate of the Company's Common Stock pursuant to non-qualified stock options granted to Messrs. Rangaswami, Horing, Tungare, Reddy and Swaminathan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the above-referenced plans and options and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
                                          Very truly yours,


                                          /s/ BROBECK, PHLEGER & HARRISON LLP
                                          ------------------------------------
                                              BROBECK, PHLEGER & HARRISON LLP